Exhibit 99.1

MRC Global Elects Henry Cornell to the Board of Directors

HOUSTON—June 11, 2018—MRC Global Inc. (NYSE: MRC) announced today that Henry Cornell has joined its board of directors.

Mr. Cornell is the founder and senior partner of Cornell Capital LLC, a private investment firm based in New York and Asia that currently manages over $2.2 billion of assets. In June 2015, an affiliate of Cornell Capital invested $363 million in MRC Global through a preferred stock financing. Pursuant to the terms of that preferred stock transaction, the holder of the preferred stock has designated Mr. Cornell as a director to the company’s board of directors. Mr. Cornell was then elected by the company’s board of directors.

“We are excited to welcome Henry back to our board of directors,” said MRC Global president and chief executive officer Andrew Lane. “Henry was instrumental in the creation of MRC Global in 2006 and has continued to provide support and counsel to the company. Our strategic financing with Cornell Capital in 2015 and our efforts to generate cash from operations, pay down debt and right size our business allowed us to reposition the company for further success. We are glad to have Henry’s deep understanding of the company’s strategy and years of experience in global finance and acquisitions to continue to help the board guide our long-term success.”

Mr. Cornell was previously a director of MRC Global, serving as a board member from 2007 until he resigned from the board in 2015 prior to the Preferred Stock transaction. Following the Preferred Stock transaction, Mr. Cornell has been a board observer. Before establishing Cornell Capital in 2013, he spent nearly 30 years at Goldman, Sachs & Co., where he ultimately became vice-chairman of the Merchant Banking Division. Mr. Cornell earned a bachelor of arts from Grinnell College in 1976 and a juris doctorate from New York Law School in 1981.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

Contact:

Monica Broughton

Investor Relations

MRC Global Inc.

Monica.Broughton@mrcglobal.com

832-308-2847

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